Exhibit 3.2
ARTICLES OF RESTATEMENT
OF
MEREDITH HOLDINGS CORPORATION

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

    Pursuant to Section 490.1007 of the Iowa Business Corporation Act (the “IBCA”), Meredith Holdings Corporation, an Iowa corporation, adopts the following restated articles of incorporation:

I.

The name of the Corporation is MEREDITH HOLDINGS CORPORATION (the “Corporation”).

II.
    The Corporation is organized for the purpose of engaging in any lawful business for which corporations may be organized under the Iowa Business Corporation Act, (the “IBCA”).

III.

The street address of the registered office of the Corporation is [______________], and the name of the Corporation’s registered agent at such address is [______________].

IV.

A.    Capitalization. The total number of shares of stock of all classes which the Corporation shall have authority to issue is 100,000,000 shares, of which 5,000,000 shares shall be preferred stock, par value $1.00 per share (“Series Preferred Stock”), 80,000,000 shares of which shall be common stock, par value $1.00 per share (“Common Stock”) and 15,000,000 share of which shall be class B common stock, par value $1.00 per share (“Class B Stock”).

    The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of each class are as follows:

1.    The powers, preferences and rights of Common Stock and Class B Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Article IV(A).

2.    Voting Rights.

(a)    At each annual or special meeting of shareholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common

Stock standing in his name on the stock transfer records of the Corporation and (except as provided in subparagraph (b) of this subdivision 2) each holder of Class B Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Stock standing in his name on the stock transfer records of the Corporation. Except as required pursuant to the IBCA, all actions submitted to a vote of shareholders shall be voted on by the holders of Common Stock and Class B Stock voting together as a single class.

(b)    Notwithstanding subparagraph (a) of this subdivision 2, each holder of Class B Stock shall be entitled to only one (1) vote, in person or by proxy, for each share of Class B Stock standing in his name on the stock transfer records of the Corporation with respect to the following matters:

(i)    The removal of any director of the Corporation pursuant to Article V of these Amended and Restated Articles of Incorporation of this Corporation (these “Articles”);

(ii)    Any amendment to these Articles which would permit the holders of stock of the Corporation to amend, alter, change or repeal the bylaws of the Corporation (the “Bylaws”) or any part thereof, pursuant to Article VI of these Articles; and

(iii)    Any repeal or amendment of Article V or Article VII of these Articles.

3.    Dividends.    If and when dividends on Common Stock and Class B Stock are declared payable from time to time by the board of directors of the Corporation (the “Board”) from funds legally available therefor, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock and the holders of Class B Stock shall be entitled to share equally, share for share, in such dividends, except that (a) if a share dividend of Common Stock is declared on Common Stock, an equal share dividend of Class B Stock shall be declared on Class B Stock, and if a share dividend of Class B Stock is declared on Class B Stock, an equal share dividend of Common Stock shall be declared on Common Stock and (b) in the case of any dividend or other distribution payable in shares of capital stock of any subsidiary of the Corporation, either (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of Common Stock or Class B Stock or (2) on the basis of a distribution of one class or series of securities to holders of Common Stock and another class or series of securities to holders of Class B Stock; provided, that the securities so distributed do not differ in any respect other than differences in their rights consistent in all material respects with the differences between Common Stock and Class B Stock, with holders of shares of Class B Stock receiving the class or series having the higher relative voting rights and such voting rights not differing to a greater extent than the corresponding differences in voting rights of Common Stock and Class B Stock, and provided such distribution is otherwise made on an equal per share basis. In no case may a share dividend of Class B Stock be paid on Common Stock, nor may a share dividend of Common Stock be paid on Class B Stock.

4.    Conversion.

(a)    The holder of each outstanding share of Class B Stock shall have the right at any time, or from time to time, at such holder’s option to convert such share into fully paid and non-assessable share of Common Stock, on and subject to the terms and conditions hereinafter set forth.

(b)    In order to exercise the conversion right, the holder of any shares of Class B Stock to be converted shall present and surrender the certificate representing such shares during normal business hours at any office or agency of the corporation maintained for the transfer of Class B Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the corporation, duly executed by the holder of such shares or his duly authorized representative. Except in the case of an automatic conversion pursuant to clause (1) of subparagraph (a) of subdivision 5, subparagraph (d) of subdivision 5 or subdivision 8, each conversion of shares of Class B Stock shall be deemed to have been effected on the date on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid (the “Conversion Date”), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable on such conversion shall be deemed to have become immediately prior to the close of business on the Conversion Date the holder or holders of record of the shares of Common Stock represented thereby.

(c)    As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Class B Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Common Stock issuable upon such conversion. In case any certificate for shares of Class B Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Stock represented by such surrendered certificate, which are not being converted. The issuance of certificates for shares of Common Stock issuable upon the conversion of shares of Class B Stock shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(d)    Upon any conversion of shares of Class B Stock into shares of Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as may be declared and may be payable to holders of record of shares of Class B Stock on a date prior to the Conversion Date with respect to the shares so converted; and only those dividends shall be payable on shares of Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Common Stock on or after such conversion date.

(e)    All shares of Class B Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, subject to the provisions of subparagraph (c) of this subdivision 4, to receive shares of Common Stock in exchange therefor. All shares of Class B Stock surrendered for conversion shall be cancelled and may not be reissued.

(f)    Such number of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Stock.

5.    Transfer.

(a)    No person holding shares of Class B Stock (a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a “Permitted Transferee” of such Class B Holder, which term shall have the following meanings:

(i)    In the case of a Class B Holder who is a natural person and the holder of record and beneficial owner of the share of Class B Stock subject to said proposed transfer, (A) the spouse of such Class B Holder; (B) a lineal descendent of a grandparent of such Class B Holder or a spouse of any such lineal descendent; (C) the trustee of a trust (including a voting trust) for the benefit of one or more Class B Holders, other lineal descendants of a grandparent of such Class B Holder, the spouse of such Class B Holder, the spouses of such other lineal descendants and an organization contributions to which are deductible for federal income, estate or gift tax purposes (a “Charitable Organization”), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to such Class B Holder, the spouse of such Class B Holder, any lineal descendent of such Class B Holder or the spouse of any such lineal descendent, and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder payable by reason of the death of such Class B Holder and provided that such trust prohibits transfer of shares of Class B Stock to persons other than Permitted Transferees, as defined in clause (ii) below, (D) the estate of such deceased Class B Holder, (E) a Charitable Organization established by such Class B Holder, such Class B Holder's spouse, a lineal descendent of a grandparent of such Class B Holder, or a spouse of any such lineal descendent, and (F) a corporation all the outstanding capital stock of which is owned by, or a partnership all the partners of which are, one or more of such Class B Holders, other lineal descendants of a grandparent of such Class B Holder or a spouse of any such lineal descendent, and the spouse of such Class B Holder; provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interests in such a partnership, is acquired by any person who is not within such class of persons, all shares of Class B Stock then held by such corporation or partnership, as the case may be, shall be deemed, without further action, to be automatically converted into shares of common stock, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

(ii)    In the case of a Class B Holder holding the shares of Class B Stock subject to said proposed transfer as trustee pursuant to a trust other than a trust described in clause (iii) below, (A) the person who established such trust and (B) a Permitted Transferee determined pursuant to clause (i) above.

(iii)    In the case of a Class B Holder holding the shares of Class B Stock subject to said proposed transfer as trustee pursuant to a trust which was irrevocable on the record date for the initial distribution of shares of Class B Stock (“Record Date”), any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise or any such Permitted Transferee determined pursuant to clause (i), (ii), (iv), (v) or (vi) hereof, as the case may be.

(iv)    In the case of a Class B Holder who is the record (but not beneficial) owner of the shares of Class B Stock subject to said proposed transfer as nominee for the person who was the beneficial owner thereof on the Record Date, such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clause (i), (ii), (iii), (v) or (vi) hereof, as the case may be.

(v)    In the case of a Class B Holder which is a partnership and the holder of record and beneficial owner of the shares of Class B Stock subject to said proposed transfer, any partner of such partnership or any Permitted Transferee of such partner determined pursuant to clause (i), (ii), (iii), (iv) or (vi) hereof, as the case may be.

(vi)    In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (E) of clause (i) above) and the holder of record and beneficial owner of the shares of Class B Stock subject to said proposed transfer, any shareholder of such corporation receiving shares of Class B Stock through a dividend or through a distribution made upon liquidation of such corporation and the survivor of a merger or consolidation of such corporation or any Permitted Transferee of such shareholder determined pursuant to clause (i), (ii), (iii), (iv) or (v) hereof, as the case may be.

(vii)    In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, bankrupt or insolvent Class B Holder, as the case may be, was the record and beneficial owner of the shares of Class B Stock subject to said proposed transfer, a

Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clause (i), (v) or (vi) above, as the case may be.

(b)    Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder's shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this subdivision 5. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of common stock, as the pledgee may elect.

(c)    For purposes of this subdivision 6:

(i)    The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(ii)    Each joint owner of shares of Class B Stock shall be considered a “class B holder” of such shares.

(iii)    A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a class B holder of such shares.

(iv)    Unless otherwise specified, the term “person” means both natural persons and legal entities.

(v)    The term “grandparent” means an ancestor in any degree born after January 1, 1876.

(d)    Any purported transfer of shares of Class B Stock not permitted hereunder shall result, without further action, in the automatic conversion of the transferee’s shares of Class B Stock into shares of Common Stock, effective on the date of such purported transfer. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee.

6.    Registration of Class B Stock.

(a)    Shares of Class B Stock shall be registered in the name(s) of the Beneficial Owner(s) thereof (as defined herein) and not in “street” or “nominee” names; provided, however, certificates representing shares of Class B Stock issued as a stock dividend on the Corporation’s then outstanding Common Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock with respect to which the shares of Class B Stock were issued. For the purposes of this subdivision 6, the term “beneficial owner(s)” of any shares of Class B Stock shall mean the person or persons who possess the power to dispose, or to direct the disposition, of such shares.

(b)    The Corporation shall note on the certificates representing the shares of Class B Stock that there are restrictions on transfer and registration of transfer imposed by subdivision 5 and this subdivision 6.

7.    Issuance of Class B Stock.    Notwithstanding any other provision of these Articles, the authorized shares of Class B Stock which may be issued after the date of this amendment to these Articles may only be issued in the form of a share dividend on Class B Stock.

8.    Automatic Conversion.    If at any time following the initial issuance of shares of Class B Stock the number of outstanding shares of Class B Stock as reflected on the stock transfer books of the corporation is less than 9% of the aggregate number of issued and outstanding shares of Common Stock and Class B Stock, then the outstanding shares of Class B Stock shall be deemed, without further action, to be automatically converted into shares of Common Stock, and stock certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock, and an outstanding right to receive Class B Stock shall automatically become the right to receive a like number of shares of Common Stock.

9.    Series Preferred Stock.

(a)    Common Stock and Class B Stock are subject to all the powers, rights, privileges, preferences and priorities of Series Preferred Stock as may be stated herein and as shall be stated and expressed in any resolution or resolutions adopted by the Board pursuant to authority expressly granted to and vested in it by the provisions of this Article IV(A).

(b)    Series Preferred Stock may be issued from time to time in one or more series, the shares of each series to have the voting powers, full or limited, and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issuance of the series, adopted by the Board as hereinafter provided.
(c)    Authority is hereby expressly granted to the Board, subject to the provisions of this Article IV(A) and to the limitations prescribed by law, to authorize the issuance of one or more series of Series Preferred Stock and with respect to each series to fix by resolution or resolutions providing for the issuance of the series the voting powers, full or limited, if any, of the shares of the series and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. Each series shall consist of such number of shares as shall be stated and expressed in the resolution or resolutions providing for the issuance of the stock of the series together with such additional number of shares as the Board by resolution or resolutions may from time to time determine to issue as a part of the series. The Board may from time to time decrease the number of shares of any series or series preferred stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to the series shall no longer constitute a part thereof and may assign the unissued shares to an existing or newly created series.

(d)    The authority of the Board with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i)    The designation of the series.

(ii)    The dividend rate of the series, the conditions and dates upon which the dividends shall be payable, the relation which the dividends shall bear to the dividends payable on any other class or classes of stock, and whether the dividends shall be cumulative or non-cumulative.

(iii)    Whether the shares shall be subject to redemption by the corporation and, if made subject to redemption, the times, prices and other terms and conditions of the redemption.

(iv)    The rights of the holders of the shares of the series upon the dissolution of, or upon the distribution of assets of, the corporation, and the amount payable on the shares in the event of voluntary or involuntary liquidation.

(v)    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(vi)    Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other classes or of any other series of any class or classes of stock of the corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of the conversion or exchange.

(vii)    The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(e)    The holders of shares of each series of Series Preferred Stock shall be entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board for such series, and no more, before any dividends, other than dividends payable in Common Stock or Class B Stock, shall be declared and paid, or set apart for payment, on Common Stock or Class B Stock with respect to the same dividend period.

(f)    Whenever, at any time, dividends on the then outstanding Series Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment and after complying with respect to any retirement or sinking fund or funds for any series of Series Preferred Stock, the Board may, subject to the provisions of the resolution or resolutions creating any series or Series Preferred Stock, declare and pay dividends on Common Stock and Class B Stock, and the holders of shares of Series Preferred Stock shall not be entitled to share therein.

(g)    The holders of shares of each series of Series Preferred Stock shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of Common Stock and Class B Stock. Whenever the holders of shares of Series Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock and Class B Stock shall be entitled to share ratably in all the remaining assets of the Corporation.

(h)    Except as otherwise required by law and except for such voting powers with respect to the election of directors and other matters as may be stated in the resolution or resolutions of the Board providing for the issuance of any series of Series Preferred Stock, the holders of the series shall have no voting power whatsoever.

10.    Preemptive Rights.    No holder of any share of any class of stock of the Corporation shall have any preemptive right to subscribe for or acquire additional shares of stock of any class of the Corporation or warrants or options to purchase, or securities convertible into, shares of any class of stock of the Corporation.

11.    Prohibition on Sale of Vote.    No holder of any share of any class of stock of the Corporation shall sell the vote pertaining to such share or issue a proxy to vote such share in consideration of any sum of money or anything of value.

V.

A.    Board of Directors.
1.    Generally.    The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws but shall not be fewer than three nor more than fifteen. The directors shall be divided into three classes: Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors.
2.    Election.    By written consent of shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III for a three-year term. At each succeeding annual meeting of shareholders, beginning in 2022, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term by a vote of shareholders at such meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until a successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
3.    Vacancies.    Any vacancy occurring on the Board may be filled by a majority of the directors in office, although less than a quorum, or by a sole remaining director, and any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board in office. Any director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.
4.    Removal of Directors.    A director may be removed only for cause and by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of voting stock at a meeting of shareholders duly called for the consideration of such removal. Cause shall mean conviction of a felony or adjudication of liability for negligence or misconduct in the performance of a director's duty to the Corporation.

5.    Amendment.    The affirmative vote of the holders of not less than 80 percent of the outstanding shares of voting stock is required to amend this provision.

VI.

    Notwithstanding any other provisions of these Articles or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law), any amendment of these Articles which would permit the holders of stock of the Corporation to amend, alter, change or repeal the Bylaws or any part thereof, shall require the affirmative vote of holders of not less than 80 percent of the outstanding shares of voting stock of the Corporation.

VII.

    No action required or permitted to be taken at any annual or special meeting of the shareholders of the corporation may be taken without a meeting and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

    Any amendment or deletion of the provisions of this Article VII shall require the affirmative vote of the holders of not less than 80 percent of the outstanding shares of voting stock of the Corporation.

VIII.

    For the purposes of this Article VIII, the following definitions apply:

1.    “Business Combination” means any consolidation or merger of the Corporation with or into any other Entity, other than any such consolidation or merger in which the shareholders of the Corporation immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation’s voting power is transferred or issued; provided that a Business Combination shall not include any transaction or series of transactions principally for bona fide equity financing purposes.

2.    “Substantial Shareholder” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “affiliates” and “associates” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), “beneficially owns” (as in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20 percent or more of the outstanding Voting Stock (as defined herein) of the Corporation, and any affiliate or associate of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of Common Stock of the Corporation that any Substantial Shareholder has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Substantial Shareholder.

3.    “Substantial Part” shall mean assets having a Fair Value (as defined herein) in excess of 10 percent of the fair market value of the total consolidated assets of the corporation in question as of the end of its most recent fiscal year ending prior to the time the determination is being made.

4.    “Other Consideration to Be Received” shall include, without limitation, Common Stock of the Corporation retained by its existing public shareholders in event of a Business Combination in which the Corporation is the surviving corporation.

5.    “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

6.    “Continuing Director” shall mean one elected as a director by written consent of shareholders pursuant to subdivision 2 of section A of Article V, or one elected or appointed prior to the time the Substantial Shareholder in question acquired such status, or one designated as a Continuing Director (prior to his or her initial election or appointment) by a majority of the whole board, but only if a majority of the whole board does not then consist of Continuing Directors, by a majority of the then Continuing Directors.

7.    “Fair Price” shall mean not less than the greater of (a) the highest per share price paid by the Substantial Shareholder is acquiring any of its shares of stock of the

Corporation or (b) an amount which bears the same or greater percentage relationship to the market price of the Common Stock of the Corporation immediately prior to the announcement of the Business Combination equal to the highest percentage relationship that any per share price theretofore paid by the Substantial Shareholder for any of its holdings of Common Stock of the Corporation bore to the market price of the Common Stock of the Corporation immediately prior to commencement of the acquisition of the Corporation's Common Stock by the Substantial Shareholder.

8.    “Fair Value” shall mean the fair market value at any time 90 days prior to the date of the consummation of any transaction, which value and time shall be determined by a majority of the Continuing Directors who may, if they wish, be advised on such value by an investment banking firm selected by them. The fees of any such investment banking firm shall be paid by the corporation.

The affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock of the Corporation shall be required for the approval or authorization of any Business Combination of the Corporation with any Substantial Shareholder; provided, however, that the 80 percent voting requirement shall not be applicable if:

1.    The Continuing Directors of the Corporation by a two-thirds vote (a) have expressly approved in advance the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Substantial Shareholder to become a Substantial Shareholder or (b) have approved the Business Combination prior to the Substantial Shareholder involved in the Business Combination having become a Substantial Shareholder;

2.    The Business Combination is solely between the Corporation and another corporation, 100 percent of the Voting Stock of which is owned directly or indirectly by the Corporation; or

3.    The Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or Other Consideration to Be Received per share by holders of common stock of the Corporation in the Business Combination is not less than the Fair Price of Common Stock.

The provisions set forth at this Article VIII herein may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock of the Corporation; provided, however, that this 80 percent vote requirement shall not apply if an amendment is recommended to shareholders by two-thirds of the whole Board when a majority of the members of the Board acting upon such matters are Continuing Directors.

IX.

A.    The liability (as such term is defined in section 490.850(3) of the IBCA) of the directors of the Corporation for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve the intentional misconduct or a knowing violation of the law, (iii) for any transaction from which the director derives an improper personal benefit, or (iv) under Section 490.833 of the IBCA.
B.    To the fullest extent permitted by applicable law, the Corporation may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.
C.    Any repeal or modification of this Article IX shall only be prospective and shall not affect the rights under this Article IX in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
D.    Unless the Corporation consents in writing to the selection of an alternative forum, a Iowa District Court for Polk County (the “Iowa Court”) shall be the sole and exclusive forum for the following types of actions or proceedings under Iowa statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any shareholder to the Corporation or the Corporation’s shareholders; (C) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any shareholder arising pursuant to any provision of the IBCA, the Articles or the Bylaws of the Corporation (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Articles or Bylaws of the Corporation (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the IBCA confers jurisdiction the Iowa Court; and (F) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any shareholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article IX shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.
E.    Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of Iowa shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
F.    Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

[Signature Page Follows]

Meredith Holdings Corporation has caused these Amended and Restated Articles of Incorporation to be signed by a duly authorized officer on [______________], 2021.

MEREDITH HOLDINGS CORPORATION

By:
Jason Frierott
Vice President, Secretary and Treasurer